Exhibit 5.1

333 West Wolf Point Plaza Chicago, IL 60654 United States +1 312 862 2000 www.kirkland.com	Facsimile: +1 312 862 2200

November 1, 2024

The Boeing Company

929 Long Bridge Drive

Arlington, Virginia 22202

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as legal counsel to The Boeing Company, a Delaware corporation (the “Company”), in connection with the proposed registration by the Company of up to $1,000 million in aggregate principal amount of the Company’s 6.259% Senior Notes due 2027, up to $1,500 million in aggregate principal amount of the Company’s 6.298% Senior Notes due 2029, up to $1,000 million in aggregate principal amount of the Company’s 6.388% Senior Notes due 2031, up to $2,500 million in aggregate principal amount of the Company’s 6.528% Senior Notes due 2034, up to $2,500 million in aggregate principal amount of the Company’s 6.858% Senior Notes due 2054 and up to $1,500 million in aggregate principal amount of the Company’s 7.008% Senior Notes due 2064 (collectively, the “Exchange Notes”), pursuant to a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about November 1, 2024. Such Registration Statement, as it may be subsequently amended, is hereinafter referred to as the “Registration Statement.”

The Exchange Notes are to be issued pursuant to the Senior Indenture, dated as of February 1, 2003, between the Company and JPMorgan Chase Bank, as trustee, as supplemented by the First Supplemental Indenture, dated as of May 1, 2024, between the Company and The Bank of New York Mellon, N.A. (as successor trustee to JPMorgan Chase Bank, the “Trustee”). Such indenture, as it may be further amended or supplemented from time to time, is hereinafter referred to as the “Indenture.” The Exchange Notes are to be issued in exchange for and in replacement of up to $1,000 million in aggregate principal amount of the Company’s outstanding 6.259% Senior Notes due 2027, up to $1,500 million in aggregate principal amount of the Company’s outstanding 6.298% Senior Notes due 2029, up to $1,000 million in aggregate principal amount of the Company’s outstanding 6.388% Senior Notes due 2031, up to $2,500 million in aggregate principal amount of the Company’s outstanding 6.528% Senior Notes due 2034, up to $2,500 million in aggregate principal amount of the Company’s outstanding 6.858% Senior Notes due 2054 and up to $1,500 million in aggregate principal amount of the Company’s outstanding 7.008% Senior Notes due 2064 (collectively, the “Outstanding Notes”), each of which are subject to the exchange offer pursuant to the Registration Statement.

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The Boeing Company

November 1, 2024

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the certificate of incorporation and by-laws of the Company; (ii) the Registration Statement to which this letter is an exhibit; (iii) the Registration Rights Agreement, dated as of May 1, 2024, among the Company and Citigroup Global Markets Inc., BofA Securities, Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, acting as representatives of the several initial purchasers listed on Schedule I thereto; (iv) the Indenture and the forms of Exchange Notes contained therein; and (v) resolutions of the board of directors of the Company.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations or (iv) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the assumptions, qualifications, exclusions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective and (ii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture, and duly issued and delivered to the holders thereof in exchange for the Outstanding Notes, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus contained in the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York or the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.

The Boeing Company

November 1, 2024

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Yours very truly,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP